Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Barnes & Noble, Inc.
New York, New York

We hereby consent to the incorporation by reference of our report dated March 21, 2002 relating to the consolidated financial statements of Barnes & Noble, Inc. and subsidiaries, incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended February 2, 2002, into the prospectuses constituting a part of the following registration statements: No. 33-84826 on Form S-3, No. 33-89258 on Form S-3, No. 33-270333 on Form S-8, No. 33-89260 on Form S-8, and No. 33-97410 on Form S-3.

We also consent to the references to us under the caption “Experts” in the Prospectuses.

BDO Seidman, LLP New York, New York May 1, 2002